CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Rochester Intermediate Term Municipal Fund:

We consent to the use of our report dated November 25, 2015, with respect to the financial statements and financial highlights of Oppenheimer Rochester Intermediate Term Municipal Fund as of September 30, 2015, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

                                                            /s/ KPMG LLP

                                                                            KPMG LLP

Denver, Colorado

January 25, 2016